NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

OMNITEK ENGINEERING CLOSES $5.5 MILLION PRIVATE PLACEMENT

SAN MARCOS, CA — April 9, 2012 — Omnitek Engineering Corporation
(OTCBB: OMTK) today announced it has closed a private placement of common stock and warrants, raising $5,516,762 million in gross proceeds.

Under the terms of the financing, the company issued an aggregate 2,602,264 shares of common stock at a price of $2.12 and warrants to a group of investors with a five-year term to purchase up to an additional 2,602,246 shares at an exercise price of $3.88.  Gross proceeds reflect an overallotment above the anticipated $5.0 million noted in last week’s definitive agreement announcement.

Omnitek will use the proceeds to accelerate the build out of a national network of diesel-to-natural gas truck engine conversion facilities in the United States and for general corporate purposes to support the company’s growth.

Merriman Capital, Inc. (OTCQX:MERR) acted as the sole placement agent in connection with the transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

 About Omnitek Engineering Corporation

Omnitek Engineering Corp. develops and sells new natural gas engines, as well as proprietary diesel-to-natural gas conversion systems and complementary products -- providing global customers with innovative alternative energy and emissions control solutions that are sustainable and affordable.

Some of the statements contained in this news release discuss future expectations, contain projections of results of operations or financial condition or state other ``forward-looking'' information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements, completion of R&D and successful commercialization of products/services, patent completion, prosecution and defense against well-capitalized competitors. These are serious risks and there is no assurance that our forward-looking statements will occur or prove to be accurate. Words such as ``anticipates,'' ``expects,'' ``intends,'' ``plans,'' ``believes,'' ``seeks,'' ``estimates,'' and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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